Exhibit 99.1


                         Cautionary Statement
                         --------------------

UAL Corporation ("UAL") and its representatives from time to time participate in speeches and calls with market analysts, conferences with investors and potential investors of UAL and United Air Lines, Inc. securities, and other meetings and conferences. Some of the information presented in such speeches, calls, meetings and conferences may be forward-looking and involves risks and uncertainties that could result in actual results differing materially from expected results.

It is not reasonably possible to itemize all of the many factors and specific events that could affect the outlook of an airline operating in the global economy. Some factors that could significantly impact expected capacity, traffic, load factors, yields, revenues, unit revenues, expenses, costs, unit costs, fully distributed unit costs, wage rates, capital spending, cash flows, pre-tax margins, earnings, fully distributed earnings, earnings per share, fully distributed earnings per share and price to earnings ratios include the airline pricing environment; industry capacity decisions; the success of the Company's cost control efforts; Year 2000 readiness; wage rates of employee peer groups of competitors; industry compensation levels; the status of the Company's relationships with its unions; the outcome of negotiations on new contracts with unionized employee groups; the cost of crude oil and jet fuel; actions of the U.S., foreign and local governments; willingness of customers to travel; foreign currency exchange rate fluctuations; the Asian economic environment and travel patterns; the stability of the U.S. economy; the price of UAL common stock; inflation; the economic environment of the airline industry and the economic environment in general.